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                                                                    EXHIBIT 23.2

CONSENT DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in this Registration Statement of Mentor Graphics Corporation on Form S-3 of our report dated January 28, 2002, relating to the consolidated financial statements of Innoveda Inc. as of December 29, 2001 and December 30, 2000 and for each of the three years in the period ended December 29, 2001, appearing in the Current Report on Form 8-K of Mentor Graphics Corporation dated May 29, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
August 28, 2002